EXHIBIT 21.1

SUBSIDIARIES OF GOLUB CAPITAL PRIVATE CREDIT FUND

Name	Jurisdiction
GCRED Holdings LLC	Delaware
Golub Capital Private Credit Fund CLO	Delaware
Golub Capital Private Credit Fund CLO Depositor	Delaware